Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2013

NEWPORT BEACH, CA—May 1, 2013–Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•

Excluding the impact of the rent expense form our recent sale/leaseback transaction and the longer quarter in 2012 due to the leap year, first quarter 2013 Adjusted EBITDA would have increased by 1% over the prior year, representing the fourth consecutive quarter of organic increase in Adjusted EBITDA; produced first quarter 2013 Adjusted EBITDA of $35.2 million compared to $37.8 million in the first quarter of 2012

•	Alliance continued to gain operational efficiency in the first quarter, which helped offset the impact of the industry-wide slowdown of healthcare volumes on the Company’s revenue

•	Completed a $15.0 million voluntary term loan payment, reducing total leverage to 3.9x and net leverage to 3.7x as of March 31, 2013

•	Continue to generate strong cash flow, with $40.9 million reduction in the change in net debt in the last 12 month period

•	Annual revenue guidance revised primarily as a result of planned pruning of the Company’s professional radiology services business

•	Company moved its listing to the NASDAQ Global Market

First Quarter 2013 Financial Results

“While our first quarter results reflect the impact of a challenging industry environment, they also signify a continued commitment to driving operational efficiency at Alliance,” stated Larry C. Buckelew, Chairman of the Board and interim Chief Executive Officer. “These initiatives, coupled with our recent voluntary term loan payment, demonstrate our Company’s focus on achieving sustainable growth, profitability and cash flow. While industry-wide volumes started slowly in the first quarter of this year, we believe that the fundamentals of the healthcare services industry will improve and help drive growth in the remainder of the year.”

Furthermore, Buckelew commented, “Over the past several quarters, we have been very proactive and successful in generating cash flow, paying down our debt and managing our leverage level in this favorable credit environment. Given the persisting favorable credit conditions, we are reviewing the Company’s debt structure, including specifically the terms and pricing of the Company’s current term loan and revolving credit facility.”

Buckelew concluded, “As we move further in to 2013, we will continue to focus on driving long-term growth. As such, increased efforts to improve the management of our portfolio will continue to impact our revenue over the course of the year. Given hospital customer enthusiasm for our enhanced hospital-centric strategies, and the positive reaction to our enhanced value proposition to hospitals, we have decided that our professional radiology services business does not align with our future strategic vision for our Imaging Division. Therefore, as a result of increased opportunities to divest our professional radiology services business, as well as the potential to prune of some of our otherwise unprofitable business, we are revising our full year revenue guidance to account for these planned additional pruning efforts later in 2013. Expected improvement in healthcare services volumes in the remaining portion of the year and the focus on helping our hospital customers drive volume growth gives us confidence that we will achieve our full year guidance.”

Revenue for the first quarter of 2013 was $110.4 million compared to $120.8 million in the first quarter of 2012. This $10.4 million decline in revenue was driven by the strategic reduction of our customer base in 2012, a decrease in the number of operating days due to the leap year in 2012 and industry-wide weakness in outpatient healthcare volumes.

Alliance’s Adjusted EBITDA (as defined below) decreased 6.9% to $35.2 million from $37.8 million in the first quarter of 2012. Excluding $2.0 million of rent expense from the sale/leaseback transaction completed in November 2012 and adjusting for the longer first quarter of 2012 caused by the leap year, which decreased Adjusted EBITDA by $0.9 million, or $2.9 million collectively, the first quarter Adjusted EBITDA would have increased by 0.9% to $38.1 million in the first quarter of 2013 from $37.8 million in the first quarter of 2012.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($2.4) million in the first quarter of 2013 and ($4.8) million in the first quarter of 2012.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($0.23) per share in the first quarter of 2013 compared to ($0.45) per share in the first quarter of 2012. In the first quarter of 2013, net loss per share on a diluted basis was impacted by ($0.19) in the aggregate due to restructuring charges, transaction costs and differences in the GAAP income tax rate compared to our historical income tax rate. In the first quarter of 2012, net loss per share on a diluted basis was impacted by ($0.18) in the aggregate due to the same adjustments. Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 5.4% in the first quarter of 2013 and 35.4% in the first quarter of 2012.

Cash flows provided by operating activities totaled $10.5 million in the first quarter of 2013 compared to $24.4 million in the first quarter of 2012. In the first quarter of 2013, capital expenditures, including capital leases, were $5.6 million compared to $7.8 million in the first quarter of 2012. Alliance will continue to allocate resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $4.3 million to $514.4 million at March 31, 2013 from $518.7 million at December 31, 2012. Cash and cash equivalents were $30.7 million at March 31, 2013 and $40.0 million at December 31, 2012. The Company made a $15.0 million voluntary term loan payment during the first quarter of 2013. The Company’s net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement, was 3.66x for the twelve month period ended March 31, 2013 compared to 4.04 for the twelve month period ended a year ago. Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement includes an adjustment to Adjusted EBITDA to exclude income attributable to non-controlling interest in subsidiaries.

“Continuing to pay down debt and reducing our total and senior secured leverage ratios remains a top priority at Alliance. During the quarter, we made a $15.0 million voluntary repayment against the principal of our senior secured term loan. Our organic Adjusted EBITDA growth, strong cash flow generation, and proceeds from our sale/leaseback transaction have enabled us to repay a total of $90 million of Alliance’s total debt, or 22 percent of the balance of our senior secured term loan and 14 percent of our total debt outstanding, since September 30, 2012,” stated Howard K. Aihara, Executive Vice President and Chief Financial Officer.

Full Year 2013 Guidance

Due primarily to the planned disposition of the Company’s professional radiology services business and further planned pruning of some additional revenue, Alliance is updating its full year 2013 revenue guidance range as follows:

	Previous Guidance Ranges	Revised Guidance Ranges	Difference
	(dollars in millions)	(dollars in millions)	(dollars in millions)
Revenue	$460 - $485	$450 - $475	($10) - ($10)
Adjusted EBITDA	$140 - $160	$140 - $160	Unchanged
Capital expenditures	$45 - $55	$45 - $55	Unchanged
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions)	$25 - $35	$25 - $35	Unchanged

First Quarter 2013 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing first quarter 2013 results. The conference call is scheduled for Thursday, May 2, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until June 2, 2013. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 57738660.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) under generally accepted accounting principles in the United States, or “GAAP,” before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under GAAP. For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states. Alliance operates 487 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 129 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, divest or reduce the scope of the professional radiology services business, manage its portfolio, and increase operational efficiency and cost savings; the ability of the Company’s focus on hospital customers to drive growth; expectations related to improvement of fundamentals in the healthcare industry and healthcare services volumes and the ability of such improvement to drive growth for the Company, the Company’s ability to take advantage of favorable credit conditions with respect to the terms and pricing of the Company’s term loan and revolving credit facility,, the Company’s expectations with respect to customer retention and new sales and their impact on 2013 results, the Company’s Full Year 2013 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers; and estimates of revenues lost and revenues gained from new client contracts in the Company’s revenue gap disclosures on the last page of the tables following this release.

In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in financial results and guidance in the event of a restatement or review of the Company’s financial statements; the nature, timing and amount of any such restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2012	2013
Revenues	$120,753	$110,382
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	66,139	60,639
Selling, general and administrative expenses	20,835	19,095
Transaction costs	243	80
Severance and related costs	529	348
Depreciation expense	21,445	16,516
Amortization expense	4,012	3,794
Interest expense and other, net	13,688	12,272
Other (income) and expense, net	154	(902)

Total costs and expenses	127,045	111,842

Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(6,292)	(1,460)
Income tax benefit	(2,642)	(138)
Earnings from unconsolidated investees	(1,078)	(1,734)

Net (loss) income	(2,572)	412
Less: Net income attributable to noncontrolling interest	(2,250)	(2,830)

Net loss attributable to Alliance HealthCare Services, Inc.	$(4,822)	$(2,418)

Comprehensive loss, net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$(4,822)	$(2,418)
Unrealized gain (loss) on hedging transactions, net of taxes	55	(80)

Comprehensive loss, net of taxes:	$(4,767)	$(2,498)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.45)	$(0.23)

Diluted	$(0.45)	$(0.23)

Weighted average number of shares of common stock and common stock equivalents:
Basic	10,664	10,627
Diluted	10,664	10,627

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2012	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$39,977	$30,667
Accounts receivable, net of allowance for doubtful accounts	62,320	63,225
Deferred income taxes	17,364	17,364
Prepaid expenses	5,078	5,967
Other receivables	3,898	3,352

Total current assets	128,637	120,575
Equipment, at cost	827,162	826,369
Less accumulated depreciation	(618,601)	(628,134)

Equipment, net	208,561	198,235
Goodwill	56,493	56,493
Other intangible assets, net	126,931	123,137
Deferred financing costs, net	16,497	15,512
Other assets	23,022	21,072

Total assets	$560,141	$535,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,993	$15,860
Accrued compensation and related expenses	22,481	14,404
Accrued interest payable	5,081	8,486
Other accrued liabilities	26,835	23,716
Current portion of long-term debt	13,145	13,138

Total current liabilities	83,535	75,604
Long-term debt, net of current portion	357,056	343,416
Senior notes	188,434	188,520
Other liabilities	4,314	4,327
Deferred income taxes	43,095	42,896

Total liabilities	676,434	654,763
Stockholders’ equity:
Common stock	524	524
Treasury stock	(2,877)	(2,877)
Additional paid-in capital	21,507	21,913
Accumulated comprehensive loss	(716)	(636)
Accumulated deficit	(183,226)	(185,644)

Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	(164,788)	(166,720)
Noncontrolling interest	48,495	46,981

Total stockholders’ equity	(116,293)	(119,739)

Total liabilities and stockholders’ equity	$560,141	$535,024

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Quarter Ended March 31,
	2012	2013
Operating activities:
Net (loss) income	$(2,572)	$412
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	762	946
Share-based payment	882	406
Depreciation and amortization	25,457	20,310
Amortization of deferred financing costs	957	1,160
Accretion of discount on long-term debt	419	420
Adjustment of derivatives to fair value	14	123
Distributions more (less) than undistributed earnings from investees	462	(233)
Deferred income taxes	(2,679)	(254)
Gain (loss) on sale of assets	106	(805)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	2,240	(1,851)
Prepaid expenses	248	(889)
Other receivables	1,364	546
Other assets	36	368
Accounts payable	(3,525)	(1,769)
Accrued compensation and related expenses	(2,612)	(8,077)
Accrued interest payable	3,668	3,405
Income taxes payable	25	—
Other accrued liabilities	(892)	(3,739)

Net cash provided by operating activities	24,360	10,479

Investing activities:
Equipment purchases	(3,745)	(5,556)
(Decrease) increase in deposits on equipment	(2,786)	2,861
Decrease (increase) in cash in escrow	1,257	(190)
Proceeds from sale of assets	3,834	1,596

Net cash used in investing activities	(1,440)	(1,289)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Quarter Ended March 31,
	2012	2013
Financing activities:
Principal payments on equipment debt	(3,686)	(3,826)
Proceeds from equipment debt	853	4,845
Principal payments on term loan facility	(3,000)	(15,000)
Payments of debt issuance and amendment costs	(108)	(175)
Noncontrolling interest in subsidiaries	(1,058)	(4,344)
Purchase of treasury stock	(11)	—

Net cash used in financing activities	(7,010)	(18,500)

Net increase (decrease) in cash and cash equivalents	15,910	(9,310)
Cash and cash equivalents, beginning of period	44,190	39,977

Cash and cash equivalents, end of period	$60,100	$30,667

Supplemental disclosure of cash flow information:
Interest paid	$8,682	$7,506
Income taxes paid, net of refunds	246	1,764
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$920	$—
Capital lease obligations related to the purchase of equipment	4,017	—
Comprehensive gain from hedging transactions, net of taxes	55	(80)
Equipment purchases in accounts payable	1,214	1,981

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents GAAP net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance. Adjusted EBITDA, as defined by the Company’s management, is calculated differently from Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement and reported in the Company’s SEC filings. In particular, Consolidated Adjusted EBITDA includes an adjustment to Adjusted EBITDA to exclude income attributable to non-controlling interest in subsidiaries.

The reconciliation from net loss to Adjusted EBITDA is shown below:

			Twelve Months Ended March 31, 2013
	First Quarter Ended March 31,
	2012	2013
Net loss attributable to Alliance HealthCare Services, Inc.	$(4,822)	$(2,418)	$(9,534)
Income tax benefit	(2,642)	(138)	(4,206)
Interest expense and other, net	13,688	12,272	52,685
Amortization expense	4,012	3,794	15,643
Depreciation expense	21,445	16,516	74,404
Share-based payment (included in selling, general and administrative expenses)	876	406	254
Noncontrolling interest in subsidiaries	2,250	2,830	11,355
Restructuring charges	2,122	1,473	6,066
Transaction costs	359	80	215
Other non-recurring charges (included in selling, general & administrative	—	317	565
Other non-cash charges (included in other (income) and expenses, net)	470	29	4,352

Adjusted EBITDA	$37,758	$35,161	$151,799

The leverage ratio calculations for the three months ended March 31, 2013 is shown below:

	Consolidated	Less: Noncontrolling interest in subsidiaries	Credit Agreement
Total debt	$545,074	$—	$545,074
Less: Cash and cash equivalents	(30,667)	—	(30,667)

Net debt	514,407	—	514,407
Last 12 months Adjusted EBITDA	151,799	(11,355)	140,444
Total leverage ratio	3.59x		3.88x
Net leverage ratio	3.39x		3.66x

The reconciliation from net loss to Adjusted EBITDA for the 2013 guidance range is shown below (in millions):

	2013 Full Year Guidance Range
Net loss	($3)	$5
Income tax benefit	(3)	4
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	146	151

Adjusted EBITDA	$140	$160

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	March 31,
	2012	2013
MRI
Average number of total systems	273.9	257.7
Average number of scan-based systems	228.8	215.7
Scans per system per day (scan-based systems)	8.36	8.18
Total number of scan-based MRI scans	126,392	114,991
Price per scan	$358.55	$360.42
Scan-based MRI revenue (in millions)	$45.3	$41.5
Non-scan based MRI revenue (in millions)	4.8	4.6

Total MRI revenue (in millions)	$50.1	$46.1

PET and PET/CT
Average number of systems	117.4	106.4
Scans per system per day	5.64	5.65
Total number of PET and PET/CT scans	41,656	37,301
Price per scan	$970	$963
Total PET and PET/CT revenue (in millions)	$41.0	$36.8

Radiation oncology
Linear accelerator treatments	22,452	14,675
Cyberknife patients	591	635
Total radiation oncology revenue (in millions)	$19.9	$18.4

Revenue breakdown (in millions)
Total MRI revenue	$50.1	$46.1
PET and PET/CT revenue	41.0	36.8
Radiation oncology revenue	19.9	18.4
Other modalities and other revenue	9.8	9.1

Total revenues	$120.8	$110.4

	2012	2013
Total fixed-site revenue (in millions)
First quarter ended March 31	$30.1	$29.9

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate or not renew contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve- month period ended March 31, 2013 is as follows:

	(a) Revenue Lost	(b) New Revenue	Imaging Division Revenue Gap
2012
Second Quarter	($8.0)	$4.6	($3.4)
Third Quarter	(4.9)	4.7	(0.2)
Fourth Quarter	(4.3)	4.5	0.2
2013
First Quarter	(9.2)	7.2	(2.0)
Last Twelve Months Ended March 31, 2013	($26.4)	$21.0	($5.4)